Exhibit 10.21
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is made as of September 5, 2006, by and between SUNAIR COMMUNICATIONS, INC., an Florida corporation (“Seller”), and SUNAIR HOLDINGS, LLC, a Florida limited liability company (“Buyer”). Buyer and Seller are sometimes referred to separately in this Agreement as a “Party” and collectively as the “Parties.”
     WHEREAS, Seller designs, manufactures and sells high frequency single sideband communications equipment and develops software and performs the design, integration testing and documentation of Communications, Command, Control, Computers, Intelligence, Surveillance and Reconnaissance, or C4ISR, systems utilized for long range voice and data communications in fixed station, mobile and marine for military and governmental applications (the “Business”).
     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets relating to the Business, on the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual premises, covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section 1.1:
     “Accounts Receivable” means all accounts receivable billed for goods and services sold by the Business prior to the Closing.
     “Assets” shall have the meaning set forth in Section 2.1 of this Agreement.
     “Assumed Obligations” shall mean the obligations assumed by Buyer pursuant to Section 2.3 of this Agreement.
     “Breach” means any material misstatement or inaccuracy in, or any material failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement.

     “Business Records” means customer, supplier and other records of the Business for the last seven (7) years, other than the following records: Tax Returns and work papers related thereto, the articles of incorporation and bylaws of Seller and its subsidiaries, minutes of meetings of directors or shareholders, corporate filings, the personnel records of any employee not hired by Buyer, the personnel records of any employee to the extent subject to employee privacy rights prohibiting disclosure to Buyer, any documents or information in the possession of Seller that is subject to Seller’s contractual duty of confidentiality, and any documents or information relating to Excluded Assets or Excluded Obligations or any other business of Seller and its affiliates.
     “Closing Date” shall have the same meaning as in Section 4.1 of this Agreement.
     “Closing” means the transfer of title to the Assets by Seller to Buyer, the payment of the Purchase Price by Buyer, and the execution and delivery of all documents, instruments and agreements necessary or appropriate to consummate the sale of the Assets to Buyer in accordance with this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
     “Consent” means any approval, consent, ratification, waiver, or other authorization or release, including, but not limited to, shareholder approval, board of directors approval, third party consent and any Governmental Authorization.
     “Contracts” means all of the dealer contracts, supply contracts, distribution agreements, operating leases and other agreements relating to the Business assigned to Buyer and assumed by Buyer.
     “Customer Contracts” shall have the same meaning as in Section 2.1(b) of this Agreement.
     “Customer Lists” means all customer lists relating to the Business.
     “Damages” means, collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand), with respect to which an Indemnified Party is entitled to receive indemnification pursuant to the provisions of ARTICLE XII; provided, however, that (i) in no event shall Damages include punitive damages, lost profits or any other incidental or consequential damages and (ii) in the event that the loss, claim or other liability that gave rise to the right to receive indemnification (A) is covered by insurance maintained by or for the benefit of the Indemnified Party or (B) results in a Tax Benefit to the Indemnified Party, the amount of any Damages that such Indemnified Party would otherwise be entitled to receive will be reduced by the amount of the insurance proceeds or Tax Benefits.

     “Employee Benefit Plans” means, collectively, all (i) “plans” (as defined in ERISA §3(3)(i)) of which Seller is or was a “Plan Sponsor” (as defined in ERISA §3(16)(B)) or (ii) to which Seller otherwise contributes or has contributed and (iii) in which Seller’s employees otherwise participate or have participated.
     “Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §§ 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. § 11001, et seq. (Title III of SARA) (“EPCRA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651, et seq. (“OSHA”).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or to any successor law.
     “ERISA Affiliate” means (a) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control of Seller within the meaning of Section 414(c) of the Code, (c) any member of any affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code or (d) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.
     “Excluded Assets” shall have the same meaning as in Section 2.2 of this Agreement.
     “Facility Lease” means a Real Property Lease Agreement to be entered into between Parent, as the landlord, and Buyer, as the tenant, which provides for Buyer’s lease of Seller’s existing offices and manufacturing facility located at 3005 Southwest Third Avenue, Fort Lauderdale, Florida 33315.
     “GAAP” means, at any particular time, generally accepted accounting principles as in effect in the United States at such time; provided, however, that, if it is or was permissible to use more than one principle at such time in respect of a particular accounting matter, GAAP shall refer to the principle which is or was then employed by Seller.
     “Governmental Authorization” means any Consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity, agency, instrumentality, or authority of any nature.
     “Income Tax” means any Tax measured in whole or part by gross income, adjusted gross income, or net income, as such terms are understood for federal Tax purposes.
     “IRS” means the Internal Revenue Service or a successor agency performing similar functions.
     “Knowledge” means, with respect to an individual, that such individual is actually aware of the fact or matter. A Person other than an individual shall be deemed to have “Knowledge” of a particular fact or matter if any individual serving as an officer, director or employee of such Person has Knowledge of the fact or matter.
     “Leases “ shall have the same meaning as in Section 2.1(h) of this Agreement.
     “Legal Requirement” means any United States federal, state or local statute, law, ordinance, or regulation as in effect on the date of this Agreement.
     “Liabilities” means any debts, obligations, duties or liabilities of any nature.
     “Material Adverse Effect” means any change or effect with respect to Seller’s Business which is materially adverse, taken as a whole, to its Business, operations, or assets.
     “Parent” means Sunair Services Corporation, a Florida corporation (f/k/a Sunair Electronics, Inc.) and the parent of the Seller.
     “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” shall have the same meaning as in Section 3.1 of this Agreement.
     “Target Inventory” means the value of the Inventory as of March 31, 2006.

     “Tax” means any tax of any kind, levy, assessment, tariff, duty, impost, charge or fee, including, without limitation, income, gross receipts, franchise, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other taxes or similar governmental charge or assessment of any kind imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
     “Tax Benefit” means, with respect to Damages, the amount of actual and reasonably anticipated Tax savings realized by the Party entitled to receive indemnification for such Damages.
     “Tax Return” means any return, report, statement, declaration, estimate, form or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, reporting, or payment of any Tax.
     “Threatened” means a Proceeding, claim, dispute or other matter that is subject to any written demand, statement or notice.
     “Transfer Taxes” means all sales, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, gains, stamps, duties or similar Taxes.
     1.2 General Provisions. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:
     (a) All accounting terms used in this Agreement shall have the meanings or interpretation given to them in accordance with GAAP, as the context may require;
     (b) The singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders; and all references to any Party defined herein shall be deemed to refer to each and every Person defined herein as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;
     (c) All references to “this Agreement” shall include the Exhibits and Schedules as well as the body of this Agreement;
     (d) All references to time shall mean Eastern Standard Time or Eastern Daylight Saving Time, as then in effect; and
     (e) All references to sections, subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation or statute shall be deemed to include successor, amended, renumbered and replacement provisions thereof.

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Assets to be Acquired. Subject to the terms and conditions contained in this Agreement, on the Closing Date Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of its assets of every kind and description, wherever located or used in the Business including, but not limited to, the following (the assets to be sold hereunder are referred to collectively as the “Assets”):
     (a) Personal Property. All equipment, furniture, fixtures and supplies owned by Seller and used in the Business, which are subject to replacements, retirements and additions in the ordinary course of business;
     (b) Inventory. All inventory of the Business (the “Inventory”);
     (c) Contracts. All Contracts relating to the Business;
     (d) Customer Accounts. All of the customer accounts and customer account contracts (“Customer Contracts”) of the Business;
     (e) Work in Process. All work in process (“Work in Process”);
     (f) Intangible Property. All of the proprietary rights of the Seller, including without limitation all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, computer software, slogans, copyrights, web sites, web addresses, telephone numbers, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the Business, and all goodwill developed through the use of such property and rights (collectively, “Intellectual Property”), as more particularly described on Schedule 2.1(f) attached hereto;
     (g) Customer Information. The Customer Lists and Business Records of the Business;
     (h) Leases. All of Seller’s leases, licenses or similar agreements listed in Schedule 2.1(h) (“Leases”);
     (i) Prepayments. All prepaid items of the Seller including customer deposits; and
     (j) Books and Records. All operating data and records of the Business.
     2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the Assets shall not include the following assets of Seller: (i) those assets listed in Schedule 2.2, (ii) all cash, cash equivalents and bank deposits, (iii) any Tax refund or credit (or right to claim such a Tax refund or credit), or deferred tax assets or accrued income taxes relating to the Business for any period ending on or prior to the Closing Date, (iv) all Accounts Receivable, (v) notes receivable, (vi) all rebates from suppliers for periods earned prior to the Closing, (vii) all corporate organizational documents, (viii) Seller’s ownership interests in Seller’s wholly-owned subsidiary, Sunair International Sales Corp., (ix) all real property owned by Seller, and (x) the name Sunair Services and all other names utilized by the Parent or affiliate of the Parent, other than the name Sunair Holdings which both parties may use (collectively, the “Excluded Assets”). Buyer acknowledges that it is not purchasing any rights to any names other than those listed on Schedule 2.1(f), and that Parent expressly retains all rights in the name Sunair Services, Sunair Pest Control and other derivations thereof.
     2.3 Assumed Obligations. At Closing, Buyer shall assume and agree to pay, discharge and perform the following Liabilities of Seller: (i) accounts payable relating to Inventory purchases, (ii) warranty claims, (iii) capital lease obligations, (iv) obligations under the Contracts, Customer Contracts, Leases and Work in Process, (v) those Liabilities listed on the attached Schedule 2.3 and (vi) such other Liabilities as otherwise expressly set forth in this Agreement, including but not limited to certain employee Liabilities pursuant to ARTICLE XI (collectively, the “Assumed Obligations”). Buyer’s assumption of such Liabilities shall survive the Closing. Buyer shall complete all Work in Process.
     2.4 Excluded Obligations. Buyer will not assume, agree to pay, discharge or perform any other debts, liabilities or obligations of the Seller except to the extent specified in Section 2.3.
ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price. Subject to the Closing Adjustments as provided in Section 3.3, the aggregate purchase price to be paid by Buyer to Seller for the Assets shall be Five Million Dollars ($5,000,000.00) (the “Purchase Price”).
     3.2 Payment of Purchase Price. The Purchase Price shall be payable to the Seller in the following manner:
     (i) Three Million Dollars ($3,000,000.00) by wire transfer of immediately available funds; and
     (ii) Two Million Dollars ($2,000,000.00) in the form of a three-year subordinated promissory note issued and payable to the Seller, which will bear interest at a rate based on London Interbank Offered Rate (LIBOR) plus three percent (3%), with monthly payments of accrued interest, in the form attached hereto as Exhibit A (the “Note”).
Buyer may, at Closing, in its discretion pay all of, or more of, the Purchase Price in cash than contemplated by this Section 3.2. In which case, the Note may be adjusted accordingly to a lesser amount.
     3.3 Closing Adjustments. Except as otherwise provided herein, the Parties hereby agree that the following items shall be paid, prorated, or adjusted as soon as practical after the Closing Date in the following manner (the “Closing Adjustments”):

     (a) In connection with the assumption of certain of the Assumed Obligations hereunder, the Purchase Price shall be reduced by an amount equal to the amount reflected on Seller’s financial statements as of the Effective Date for the following accounts: customer deposits, warranty reserves and accrued vacation;
     (b) Excluded Obligations or Liabilities of Seller received or discovered after the Closing Date for periods prior to the Effective Date shall be paid by Seller,
     (c) Assumed Obligations or Liabilities of Buyer shall be paid by Buyer;
     (d) Seller and Buyer shall each pay their respective legal fees and expenses and the cost of performance of each of its respective obligations under this Agreement, and
     (e) Seller shall provide to Buyer a listing of the Inventory as of September 1, 2006. Seller shall conduct a physical inventory on September 5, 2006 (the “Test Inventory”). The Seller shall review the Inventory as of September 1, 2006 and the results of the Test Inventory to determine if any adjustments need to be made to the Target Inventory (the “Estimated Final Inventory”). Buyer may be present and observe the Test Inventory. Seller shall provide the Estimated Final Inventory to Buyer as soon as practicable after the Closing Date. Buyer shall review the Estimated Final Inventory and notify Seller in writing within five (5) days of receipt of the Estimated Final Inventory of any disagreement with the Estimated Final Inventory. In the event no such written notice is provided by Buyer to Seller within such period, the Estimated Final Inventory shall be deemed final (the “Final Inventory”) and appropriate adjustments will be made to the Purchase Price. The Purchase Price shall be adjusted upward or downward to the extent the Final Inventory as of the Effective Date is higher than or lower than the Target Inventory as of March 31, 2006, and the Parties shall mutually prepare and execute a settlement statement setting forth the foregoing adjustments, if any. To the extent there is an adjustment made to the Purchase Price pursuant to this Section 3.3(e), such adjustment shall be made to the cash portion of the Purchase Price to be paid at the Closing. In the event Buyer disputes the Estimated Final Inventory, the parties will meet to attempt to resolve the disagreement. If the parties are unable in good faith to resolve such disagreement, the parties shall refer the matter to arbitration in accordance with the provisions of Section 12.4 hereof.
ARTICLE IV
CLOSING
     4.1 Closing. The Closing will take place at the offices of Akerman Senterfitt in Fort Lauderdale, Florida, within three (3) business days after the fulfillment or waiver of the conditions to Closing listed in ARTICLE X, or at such other time and place as the Parties hereto may mutually agree upon in writing, but in no event later than September 30, 2006 (the “Closing Date”), at which time the documents and instruments referred to in this Agreement will be delivered by the Parties. Without affecting any representation, warranty, agreement, obligation or condition in this Agreement, the parties hereto acknowledge that all benefits and risks of ownership of the Assets and the assumption of the Assumed Obligations constituting effective control of the Assets and the Assumed Obligations have passed without restriction to Buyer as of September 1, 2006 (the “Effective Date”).

     4.2 Closing Deliveries. At the Closing:
     (a) Seller Deliveries. Seller will deliver, or cause to be delivered, to Buyer:
          (i) the Bill of Sale in the form of Exhibit B and other instruments sufficient to transfer title to the Assets;
          (ii) the Assignment and Assumption Agreement with respect to the Assumed Obligations in the form of Exhibit C;
          (iii) certified copies of resolutions duly adopted by the Board of Directors and shareholder of Seller approving the execution and delivery of this Agreement and the closing of the transactions contemplated hereunder;
          (iv) a closing certificate executed by Seller in the form attached as Exhibit D;
          (v) the Facility Lease in the form attached as Exhibit E; and
          (vi) all other certificates, instruments and documents necessary or appropriate to this Agreement.
     (b) Buyer Deliveries. Buyer will deliver, or cause to be delivered, to Seller:
          (i) the Purchase Price payable in the manner described in ARTICLE III;
          (ii) the Note, in the form attached as Exhibit A, Security Agreement in the form attached as Exhibit A-1, and Guaranty in the form of Exhibit A-2;
          (iii) certified copies of resolutions duly adopted by the Buyer approving the execution, delivery and performance of this Agreement by Buyer;
          (iv) the Assignment and Assumption Agreement with respect to the Assumed Obligations in the form attached as Exhibit C;
          (v) a closing certificate executed by Buyer in substantially the form attached as Exhibit F;
          (vi) the Facility Lease in the form attached as Exhibit E; and
          (vii) all other certificates, instruments and documents necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     5.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.
     5.2 Corporate Power and Authority; Enforceability. Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly approved by the board of directors and shareholder of Seller. This Agreement constitutes the legal, valid, and binding obligation of Seller, and is enforceable against Seller in accordance with its terms.
     5.3 Title to Properties. Seller has, or will have as of the Closing Date, good and marketable title to all of the Assets (except for leased property and equipment subject to operating leases), and the Assets will be sold free and clear of all mortgages, liens, pre-petition claims, assessments, charges, pledges, security interests, leases, and other encumbrances, except for leased property and equipment subject to operating leases and the other matters listed in Schedule 5.3.
     5.4 Insurance. Seller currently maintains policies of fire, liability and other forms of insurance with respect to the Business. All of these policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy.
     5.5 Real Estate. Parent is the owner of the parcel of real property where the Business is currently conducted. Neither Parent or Seller is a party to any lease for the use or occupancy of any real property.
     5.6 Employee Benefits.
     (a) Employees of the Business participate in various plans sponsored by Seller, including those listed on Schedule 5.6(a), which is a true and complete list of each Employee Benefit Plan and each pension, retirement, profit sharing, deferred compensation, or other similar plan, arrangement or agreement; each medical, dental or other health insurance plan; each life or disability insurance plan; each severance plan; and each sick—time, paid—time—off, vacation pay and other personnel policy or payroll practice, which provides benefits to employees of the Business (“Plans”). Except as set forth on Schedule 5.6(a), neither Seller nor any ERISA Affiliate maintains any Employee Benefit Plan covered by Title IV of ERISA or any Multiemployer Plan (as defined in ERISA § 3(37)(A)).
     (b) All Plans have been administered and are in compliance with their individual terms and with applicable law.

     (c) Seller has made, or will make on or after the Closing Date, all Plan contributions required and attributable to service performed by participants in the Plans on or before the Closing Date.
     5.7 Employees and Labor Matters.
     (a) Schedule 5.7(a) is a true, accurate and complete list containing the name, current position and compensation, including incentive plans, of each individual who is an employee of the Business on the date of this Agreement.
     (b) Except as otherwise indicated, all employees listed on Schedule 5.7(a) are employees—at—will.
     (c) Seller is not a party to any labor Contract relating to the Business, and no strike, slowdown, picketing, or work stoppage is pending or Threatened.
     (d) Seller has maintained and continues to maintain, true, accurate and complete payroll, personnel and time records for purposes of compliance with all federal and state minimum wage and overtime laws and right to work laws, including, without limitation, adequate documentation of the applicability of exemptions under such laws.
     (e) Except as set forth in Schedule 5.7(e), there are no pending or Threatened, and during the last two (2) years have not been any, formal employment-related Proceedings against Seller relating to the employees, including, but not limited to, violations of the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866 and 1964, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, and any other employment-related Legal Requirements.
     5.8 No Conflict. Except as set forth in Schedule 5.8, neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of Seller’s articles of incorporation or bylaws, (ii) to the Knowledge of Seller, contravene, conflict with or result in a violation of, any Legal Requirement to which the Business or any of the Assets is subject, or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Contracts or Leases.
     5.9 Litigation. Except as set forth in Schedule 5.9, there is no pending Proceeding, and to Seller’s Knowledge, no Person has Threatened to commence any Proceeding, that challenges, or seeks damages or other relief in connection with, the Parties’ performance of this Agreement.
     5.10 Compliance with Laws. The Seller is and has been in compliance with all laws, regulations and orders applicable to it, its Business and operations (as conducted by it now and in the past), the Assets and any other properties and assets (in each case owned or used by it now or in the past), except where such noncompliance would not have a Material Adverse Effect on the Business, operations and the Assets. The Seller is not subject to any Contract, decree or injunction in which the Seller is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.
     5.11 Brokers or Finders. Except as set forth on Schedule 5.11, Seller has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement.
     5.12 Intellectual Property. The Seller has full legal right, title and interest in and to all Intellectual Property and has not granted any rights in or to the same or any third party. The Business as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. Other than payments under the Assumed Obligations, no payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.
     5.13 Customers. True, correct and complete copies of the form of the Seller’s standard customer contracts have been furnished by the Seller to Buyer.
     5.14 Environmental. To the knowledge of Seller, Seller is in material compliance with Environmental Laws.
     5.15 Exclusivity of Representations. The representations and warranties made by Seller in this ARTICLE V are in lieu of, and are exclusive of, all other representations and warranties by Seller, including but not limited to any warranty or representation as to the condition or suitability of the Assets, which are being conveyed on an “AS IS, WHERE IS” basis. Seller hereby disclaims any representations or warranties, express or implied, not set forth in this ARTICLE V or in any document to be delivered by Seller at Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER .
     Buyer hereby represents and warrants to Seller as follows:
     6.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, and Buyer has all requisite power to enter into and perform its obligations under this Agreement.
     6.2 Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and all documents contemplated by this Agreement have been duly approved by the members and managers of Buyer. This Agreement and all documents contemplated by this Agreement constitute the legal, valid, and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms.

     6.3 No Conflict. Except as set forth in Schedule 6.3, neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any of the provisions of Buyer’s organizational documents], (ii) to the Knowledge of Buyer, contravene, conflict with or result in a violation of, any Legal Requirements, or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract or agreement to which Buyer is a party.
     6.4 Litigation. Except as set forth in Schedule 6.4, there is no pending Proceeding, and to Buyer’s Knowledge, no Person has Threatened to commence any Proceeding, that challenges, or seeks damages or other relief in connection with, the Parties’ performance of this Agreement, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement.
     6.5 Brokers or Finders. Buyer has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement for which Seller will directly or indirectly have any liability.
     6.6 Financial and Regulatory Matters. Buyer will, as of the Closing Date, have the financial capacity to perform all of its obligations under this Agreement and has obtained bank financing to complete the transactions contemplated by this Agreement.
     6.7 Buyer’s Business Decision. Buyer is familiar with the Business and its operations. While Buyer is relying on the representations and warranties of Seller set forth in ARTICLE V of this Agreement as to Seller’s ownership of the Assets, Buyer acknowledges that it has made its decision to acquire the Assets based solely on its own business review and judgment, and not in reliance on any representations or statements made by Seller or anyone acting on Seller’s behalf.
ARTICLE VII
COVENANTS
     7.1 Conduct of the Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, except as otherwise agreed to by Buyer and except as may be required by law, Seller shall:
     (a) operate the Business in the ordinary course consistent with past practice;
     (b) not make any capital expenditures in excess of Twenty Five Thousand Dollars ($25,000);
     (c) not prepay any existing debt, leases or other obligations;
     (d) continue to make regularly scheduled payments on any existing debt, leases or other obligations;

     (e) not enter into or substantially change any employment, commission or similar agreement with any officer, director or employee of Seller, other than in the ordinary course of business consistent with past practice; and
     (f) use commercially reasonable efforts to preserve the goodwill and relationships with customers, employees, suppliers and others having business dealings with the Business.
    7.2 Certain Tax Matters.
     (a) The Purchase Price, the obligations of Seller assumed by Buyer pursuant to this Agreement, and all capitalized costs shall be allocated among the Assets in accordance with Schedule 7.2(a), which shall be agreed to by Buyer and Seller at least three (3) business days prior to Closing for all applicable Tax purposes. After the Closing, from time to time, Buyer and Seller shall agree upon revisions to the allocation set forth in Schedule 7.2(a) to reflect any adjustments to the consideration.
     (b) Buyer and Seller shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any taxing authority, in a manner consistent with Schedule 7.2(a), as it may be revised from time to time. Seller and Buyer shall cooperate in the preparation of all IRS forms required to be filed in connection with the transactions contemplated by this Agreement based on the allocation in Schedule 7.2(a), as it may be revised from time to time. Buyer and Seller shall file, or cause the filing of, such IRS forms with each relevant taxing authority.
     (c) Any and all Transfer Taxes shall be paid by Buyer. Seller and Buyer shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. The Party responsible for filing each Tax Return shall timely pay any Transfer Taxes due and payable with respect to such Tax Return, and Buyer shall timely reimburse Seller for such Transfer Taxes, if paid by Seller.
     (d) Seller shall timely file or cause to be filed (i) all Income Tax Returns relating to the Business for any and all periods ending on or prior to the Closing Date and (ii) all other Tax Returns with respect to the Assets or the income or operations of the Business required to be filed for all periods ending on or prior to the Closing Date. Buyer shall timely file or cause to be filed (i) all Income Tax Returns relating to the Business for any period following the Closing Date, and (ii) all other Tax Returns with respect to the Assets or the income or operations of the Business required to be filed for periods ending on or after the Closing Date.
     (e) Seller and Buyer shall each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Returns or the determination of liability for Taxes with respect to the Assets or the income or operations of the Business as contemplated by this Agreement.

     7.3 Buyer’s Covenants. In order to induce Seller to enter into this Agreement and to assure that Seller realizes the benefits of the transactions contemplated hereby, Buyer hereby covenants and agrees that Buyer shall:
     (a) assume all of Seller’s obligations that accrue under the Assumed Obligations or as otherwise set forth in this Agreement, after the Closing by executing the Assignment and Assumption Agreement in substantially the form of Exhibit C, and shall provide any and all necessary replacement bonds or guarantees under the Contracts and Leases;
     (b) remit to Seller all payments received on Accounts Receivable arising out of the operation of the Business prior to the Closing Date, which are collected by Buyer following the Closing Date. Seller shall have the sole and exclusive right to enforce payment of the Accounts Receivable, to send out bills or statements therefor and to make adjustments thereto;
     (c) remit to Seller seven percent (7%) of the gross proceeds (the “Seller Disbursement”) received by Buyer from any agreement resulting from the proposal submitted prior to the date hereof, as such proposal may be amended, to Comtech Services, Inc., pursuant to which Buyer agrees to supply, directly or indirectly, high frequency communications equipment to any Person or ministry in the Sultanate of Oman (the “Oman Contract”); provided such Oman Contract is entered into on or before the first anniversary of the Closing Date. Buyer shall remit the Seller Disbursement to Seller within twenty (20) days after Buyer’s receipt of its consideration under the terms of the Oman Contract. To the extent permitted under Buyer’s senior credit facility, Buyer shall, in addition to paying the Seller Disbursement amounts, pre-pay the Note in advance from the remaining proceeds received by Buyer under the Oman Contract; and
     (d) for a period of seven (7) years from and after the Closing Date, maintain, and permit Seller (or its authorized employees and representatives) access to and the right to copy: (i) any contract, lease, permit, book, record or file delivered to Buyer pursuant to this Agreement and (ii) any book, record or file relating to the operation of the Assets. Before any of the foregoing books, records and files are disposed of by Buyer, written notice to such effect shall be given to Seller, who shall have an opportunity, at its own cost and expense, to remove within 30 days after the date of such notice and to retain all or any part of such books, records and files. Buyer shall, for the purpose of enabling Seller to maintain or defend post-closing litigation or tax contest or other administrative proceeding, to the extent reasonable under the circumstances, assist and provide information, records and documents and make available to Seller, its employees for depositions and other testimony, with all costs and expenses to be paid by Seller.
     7.4 Seller’s Covenants. In order to induce Buyer to enter into this Agreement and to assure that Buyer realizes the benefits of the transactions contemplated hereby, each of the Seller and the Parent agrees that it will not for a period of five (5) years beginning on the Closing Date:
     (a) directly or indirectly engage in the Business in the United States or any other country or territory in which the Seller conducts its business as of the Closing Date (the

“Restricted Area”); provided, however, the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 7.4;
     (b) in the Restricted Area, directly or indirectly, solicit or accept from any Person that is an existing customer of the Seller as of the Closing Date, any business which is competitive with the Business or request or advise any Person that is an existing customer of the Seller as of the Closing Date to curtail or cancel any of such customer’s business with the Buyer; or
     (c) maintain and permit Buyer (or its authorized employees and representatives) access to and the right to copy: (i) any contract, lease, permit, book, record or file delivered to or retained by Seller pursuant to this Agreement and (ii) any book, record or file relating to the operation of the Assets. Before any of the foregoing books, records and files are disposed of by Seller, written notice to such effect shall be given to Buyer, who shall have an opportunity, at its own cost and expense, to remove within 30 days after the date of such notice and to retain all or any part of such books, records and files. Seller shall, for the purpose of enabling Buyer to maintain or defend post-closing litigation or tax contest or other administrative proceeding, to the extent reasonable under the circumstances, assist and provide information, records and documents and make available to Buyer, its employees for depositions and other testimony, with all costs and expenses to be paid by Buyer.
     Each of the Seller and the Parent acknowledges and agrees that: (i) the restrictions contained in this Section 7.4 are reasonable in scope and duration, and are necessary to protect the Buyer, (ii) any breach of this Section will cause irreparable injury to the Buyer, and upon any breach or threatened breach of any provision of this Section 7.4, the Buyer shall be entitled to seek injunctive relief, specific performance or other equitable relief, without the necessity of posting bond.
ARTICLE VIII
ASSIGNMENT OF CONTRACTS AND LEASES
     At Closing, Seller will assign to Buyer all of the Assumed Obligations. Buyer hereby agrees to perform all of Seller’s obligations under the Assumed Obligations after the Closing Date.
ARTICLE IX
DUE DILIGENCE
     BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER WAS PROVIDED THE OPPORTUNITY TO PERFORM A DUE DILIGENCE INVESTIGATION OF THE FINANCIAL, LEGAL, OPERATIONAL AND ENVIRONMENTAL ASPECTS OF THE BUSINESS, INCLUDING THE OPPORTUNITY TO REVIEW SUCH BOOKS, RECORDS AND DOCUMENTS OF SELLER (INCLUDING, WITHOUT LIMITATION, FINANCIAL STATEMENTS, TAX RETURNS, GOVERNMENT REPORTS, CUSTOMER

AND SUPPLIER INFORMATION, CONTRACTS, ENVIRONMENTAL ASSESSMENTS, MARKETING STUDIES AND MEMORANDA), AND TO INTERVIEW SELLER’S MANAGEMENT, EMPLOYEES, AGENTS AND REPRESENTATIVES AS BUYER DEEMED NECESSARY. BUYER CONFIRMS THAT IT HAS COMPLETED ITS DUE DILIGENCE INVESTIGATION OF SELLER, AND BUYER IS NOT RELYING UPON ANY STATEMENT OR REPRESENTATION BY SELLER OR BY ANY PERSON, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE EXHIBITS AND SCHEDULES ATTACHED HERETO. IN ADDITION, BUYER ACKNOWLEDGES AND AGREES THAT BUYER WAS PROVIDED THE OPPORTUNITY TO INSPECT THE ASSETS AND INVESTIGATE ALL MATTERS RELEVANT THERETO, AND THAT, SUBJECT TO THE REPRESENTATIONS HEREIN, BUYER WILL RELY SOLELY UPON THE RESULTS OF BUYER’S OWN INSPECTION AND INVESTIGATION. BUYER FURTHER REPRESENTS AND WARRANTS TO SELLER THAT, TO ITS KNOWLEDGE, NONE OF SELLER’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT ARE INACCURATE. THE PARTIES HEREBY AGREE THAT THE PURCHASE PRICE SET FORTH IN SECTION 3.1 TAKES INTO ACCOUNT THE RISKS ASSOCIATED WITH BUYER’S ACQUISITION OF THE ASSETS SUBJECT TO THE DISCLAIMERS SET FORTH ABOVE.
ARTICLE X
CONDITIONS PRECEDENT TO THE CLOSING
     10.1 Obligation of Buyer to Close. The obligations of Buyer to pay the Purchase Price and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     (a) Accuracy of Representations. All of the representations and warranties of Seller set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except to the extent that the representations and warranties are untrue or inaccurate as of the Closing Date because of (i) changes caused by actions or transactions approved in writing by Buyer, (ii) events or changes occurring between the date of this Agreement and the Closing Date that do not have a Material Adverse Effect on the Business taken as a whole, or (iii) events or changes which occur in the ordinary course of business or which result from the announcement of Seller’s sale of the Business or from general market or economic conditions beyond the control of Seller.
     (b) Default. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.
     (c) Consents. All material Consents and assignments necessary for the Business shall have been obtained.

     (d) Closing Deliveries. Seller shall have executed and delivered all closing documents pursuant to Section 4.2(a).
     (e) No Proceedings. No Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Parties performance of this Agreement, or (ii) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with the Parties performance of this Agreement, shall be pending or, to either Party’s Knowledge, Threatened.
     10.2 Obligation of Seller to Close. The obligations of Seller to take the actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
     (a) Accuracy of Representations. All of the representations and warranties of Buyer in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.
     (b) No Default. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with.
     (c) Closing Deliveries. Buyer shall have delivered the cash portion of the Purchase Price, and executed and delivered the Note and all other closing documents required under Section 4.2(b).
     (d) No Proceedings. No Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Parties performance of this Agreement, or (ii) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with the Parties performance of this Agreement, shall be pending or, to either Party’s Knowledge, Threatened.
ARTICLE XI
EMPLOYEES
     11.1 Employees. Buyer shall assume the employment agreements between Seller and James E. Laurent, Synnott B. Durham and Henry A. Budde. As of the Closing Date, the employees of the Business shall be offered employment on substantially the same terms and conditions, including, without limitation, salary or wage, benefits, job responsibility, unused and accrued vacation pay and severance benefits, under which they are employed by Seller. The employees shall be given credit for all service with Seller under all profit-sharing, 401(k), fringe benefit and other employee benefit plans, programs and arrangements of Buyer (the “Buyer Benefit Plans”) in which they become participants. The Buyer will provide benefits or coverage substantially similar to the benefits or coverage provided under Seller’s plans and programs in effect for the Employees immediately prior to the Closing Date. The service credit so given shall be for purposes of eligibility and vesting, but not for level of benefits and benefit accrual except to the extent the Buyer Benefit Plans otherwise provide.
     11.2 Vacation Days. As of the Closing Date, Buyer shall grant each employee of the Business credit for (i) vacation days earned by the employee under Seller’s vacation policy but not used prior to the Closing Date, and (ii) vacation days accrued by the employee under Seller’s vacation policy prior to the Closing Date. Seller shall provide Buyer with a list of the number of unused and accrued vacation days earned by each employee of the Business. All payments for vacation pay that become due to employees of the Business on or after the Closing Date shall be the responsibility of Buyer, which payments shall be made by Buyer in a manner consistent with Seller’s vacation policy as in effect on the Closing Date.
     11.3 Employee Services. Buyer acknowledges that Seller may need the services of certain of its employees for the conclusion of certain business activities. The Buyer will attempt to make such employees available to Seller upon reasonable request. Should the use of such employee(s) constitute an undue burden for the Buyer, Seller agrees to compensate the Buyer for such services at a rate mutually agreed upon in advance. Seller agrees to hold the Buyer harmless from any and all actions arising from such employees’ actions on Seller’s behalf.
ARTICLE XII
INDEMNIFICATION
     12.1 Seller Indemnity. Seller will indemnify, defend and hold Buyer harmless from and against any Damages arising directly or indirectly from any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:
     (a) any Breach of any representation or warranty made by Seller in this Agreement or in any Schedule delivered by Seller pursuant to or in connection with this Agreement;
     (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement; or
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) and Seller in connection with the contemplated transaction.
     Notwithstanding the foregoing, Buyer shall not be entitled to recover any Damages (other than Damages relating to subsection (c) above) unless the claim for Damages is equal to or greater than Five Thousand Dollars ($5,000.00) and until such time as the aggregate of all Damages exceeds two percent (2%) of the Purchase Price (the “Indemnification Threshold”), in which case Buyer shall be entitled to the full amount of such Damages in excess of the Indemnification Threshold; and, provided, further, that the total Damages for which the Seller shall be collectively liable hereunder shall not exceed twenty-five percent (25%) of the Purchase Price (the “Indemnification Cap”).

     12.2 Buyer Indemnity. Buyer will indemnify, defend and hold Seller and Parent harmless from and against any Damages arising directly or indirectly from any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:
     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any Schedule delivered by Buyer pursuant to or in connection with this Agreement;
     (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) and Buyer in connection with the contemplated transaction.
     12.3 Survival. All representations, warranties, covenants, and agreements in this Agreement shall survive for a period of twelve (12) months after the Closing Date.
     12.4 Notice of Indemnification and Arbitration.
     (a) Notice of Indemnification. Any party seeking indemnification hereunder (the “Indemnified Party”) shall give written notice to the indemnifying party (the “Indemnifying Party”) of any claim for indemnifiable damages or any other damages hereunder, which notice shall set forth: (i) the amount of indemnifiable damages or other loss, damage, cost or expense which Indemnified Party claims to have sustained by reason thereof, and (ii) the basis of the claim therefore. Such claim shall be paid by the Indemnifying Party on the later to occur of the expiration of ten (10) days from the date of such notice (the “Notice of Contest Period”) or, if such claim is contested, the date the dispute is resolved. If, prior to the expiration of the Notice of Contest Period, the Indemnifying Party shall notify the Indemnified Party in writing of its intention to dispute the claim, and if such dispute is not resolved within thirty (30) days after expiration of such period, then such claim shall be referred to arbitration as provided below. All payments of indemnifiable Damages pursuant to this Section shall be treated as adjustments to the Purchase Price.
     (b) Arbitration. Any claim, dispute or misunderstanding arising out of or in connection with this Agreement, or any of the provisions hereof, or any of the transactions contemplated hereby, or the interpretation, meaning or effect hereof, shall be submitted to and determined by arbitration before one arbitrator mutually agreeable to the Parties. In the event the Parties cannot agree on the arbitrator, then the arbitrator shall be selected by the American Arbitration Association from a panel of persons knowledgeable in the specific areas which may be relevant to the claim, who have previously acted as arbitrators, and who generally are held in the highest regard among professionals in fields or businesses related to or pertinent to such area, in accordance with the procedures, rules and regulations of the American Arbitration Association then in effect, and the decision, findings or award rendered by the arbitrator in the matter shall be final and conclusive upon the Parties (and their respective predecessors, successors and assigns) with respect to the subject matter herein concerned. The arbitration and all proceedings held in connection therewith shall be held in Broward County, Florida, at such time and place as is determined by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered pursuant to applicable arbitration statutes in any court or forum having jurisdiction thereof. The party against whom the ruling or judgment is made shall bear all reasonable attorneys’ fees and expenses and all costs and expenses of such arbitration, including, without limitation, such attorneys’ fees and expenses incurred by the prevailing party to such arbitration. Notwithstanding the foregoing, in the event any party desires to enforce any provision of this Agreement by injunction or specific performance, or to obtain other equitable relief, such party may seek such relief by commencing a proceeding in a trial court located in Broward County, Florida, and shall not be required to arbitrate such dispute.
ARTICLE XIII
TERMINATION
     13.1 Termination Events; Opportunity to Cure.
     (a) Subject to Section 13.1(b), this Agreement may be terminated on written notice:
     (i) By either Party, in the event of a Breach by the other Party of its material obligations under this Agreement which remains uncured after notice and an opportunity to cure as provided in Section 13.1(b);
     (ii) By Buyer, if any of the conditions in Section 10.1 of this Agreement have not been satisfied in all material respects by September 30, 2006, or if satisfaction of a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived the condition on or before September 30, 2006; or
     (iii) By Seller, if any of the conditions in Section 10.2 have not been satisfied in all material respects by September 30, 2006, or if satisfaction of a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before September 30, 2006.
     (b) This Agreement shall not be terminated under Section 13.1(a) if the noncompliance, nonperformance or Breach can be cured or eliminated, in which event the Party wishing to terminate shall not terminate unless and until (i) it has given the other Party written notice that the noncompliance, nonperformance or Breach has occurred, specifying the nature thereof and the action required to cure, and (ii) such noncompliance, nonperformance or Breach shall not have been cured or eliminated, or the Party giving the notice shall not have otherwise been held harmless from the consequences of the noncompliance, nonperformance or Breach, within thirty (30) days of the receipt of such notice.

     13.2 Effect of Termination. Upon termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any Party hereto, or their respective shareholders, directors, officers, employees, agents and affiliates. Each Party shall return to the other all copies of all information and documents furnished to such Party by the other and shall destroy all memoranda, notes, extracts and reproductions relating thereto.
ARTICLE XIV
CONFIDENTIALITY
     14.1 Non-Disclosure of Information. The provisions contained in the Confidentiality Agreement between the Parties remain in full force and effect.
     14.2 Publicity. The Parties shall consult with each other as to the form and substance of any press release or other public disclosure regarding the transactions contemplated hereby and neither Party shall make any public disclosure thereof prior to Closing without the written consent of the other, provided that nothing in this Agreement shall prohibit either Party from making any public disclosure which it, with the advice of counsel, deems reasonable necessary to comply with applicable law or the rules of any exchange on which the Parent’s shares are listed.
     14.3 Damages. The Parties agree that, in connection with any Breach or alleged Breach by a Party of the terms and provisions of this ARTICLE XIV, in addition to all other remedies available at law or hereunder, the injured Party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorneys fees and court costs incurred in connection therewith.
ARTICLE XV
GENERAL
     15.1 Entire Agreement. With the exception of the provisions of the Confidentiality Agreement between the Parties, this Agreement constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter, whether verbal or written in all forms.
     15.2 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.
     15.3 Notices. All notices or other communications required hereunder shall be in writing and shall be deemed to have been given: (i) upon receipt, if delivered in person, (ii) three (3) days after the date of mailing, if mailed by certified or registered mail (first class postage pre-paid), (iii) one (1) business day after deposit with an overnight courier service such as Federal Express, or (iv) upon receipt, if delivered by confirmed facsimile transmission, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such Party shall designate in writing to the other Party):

If to Seller:
Sunair Services Corporation
595 South Federal Highway
Suite 500
Boca Raton, Florida 33432
Attn: John Hayes
Telephone: (561) 208-7401
Facsimile: (561) 955-7333
With a copy to:
Akerman Senterfitt
350 East Las Olas Blvd., Suite 1600
Fort Lauderdale, Florida 33301
Attn: David C. Ristaino
Telephone: (954) 463-2700
Facsimile: (954) 463-2224
If to Buyer:
Sunair Holding, LLC
P.O. Box 350007
Fort Lauderdale, FL 33334-0007
Attn: Mark S. Allen
Telephone: _______________
Facsimile: _______________
With a copy to:
Gregory A. McLaughlin, Esq.
Tripp Scott, P.A.
110 S.E. 6th Street, 15th Floor
Fort Lauderdale, FL 33301
Telephone: (954) 525-7500
Facsimile: (954) 761-8475
-and-
Synnott B. Durham
3005 S.W. Third Avenue
Fort Lauderdale, FL 33315
Telephone: ______________
Facsimile: ______________
     15.4 Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.
     15.5 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

     15.6 Waiver. Except as otherwise provided in this Agreement, the failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.
     15.7 Assignment. Buyer may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Seller.
     15.8 Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and does not confer any rights on any other persons or entities.
     15.9 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Florida, without regard to the conflicts of law principles thereof. By this Agreement, each of the Parties hereto submits to the jurisdiction of any federal or state court of competent jurisdiction located in the State of Florida, including any related appellate court, for any action to enforce this Agreement and irrevocably waives any objection such Party may now or hereafter have as to the venue of any action or proceeding brought in any such court or that any such court is an inconvenient forum.
     15.10 Amendments. This Agreement may be amended only by a written instrument duly executed by each of the Parties hereto.
     15.11 Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and either Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any Party hereto will not become effective until counterparts hereof have been executed by each of the Parties hereto. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts. In order to facilitate execution of this Agreement, fax signatures shall be deemed to be original signatures.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized officers as of the date first above written.

SELLER: SUNAIR COMMUNICATIONS, INC.
By:	/s/ JOHN J. HAYES
John J. Hayes, Director

BUYER: SUNAIR HOLDINGS, LLC
By:	/s/ MARK S. ALLEN
	Name:	Mark S. Allen
	Title:	Manager